Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D dated November 10, 2015 relating to the common stock of Pyxis Tankers Inc. shall be filed on behalf of the undersigned.

MARITIME INVESTORS CORP.

By: /s/ Valentios Valentis Name: Valentios Valentis Title: Director

/s/ Valentios Valentis Valentios Valentis

Dated: November 10, 2015